Filed Pursuant to Rule 433

Registration Statement Nos. 333-146220 and 333-146220-06

May 7, 2008

JPMORGAN CHASE CAPITAL XXVI
64,000,000 FIXED-TO-FLOATING RATE CAPITAL SECURITIES, SERIES Z
Issuer:

JPMorgan Chase Capital XXVI (the "Trust"), a Delaware statutory trust, the sole asset of which will be junior subordinated debentures issued by JPMorgan Chase & Co. ("JPMorgan Chase"). JPMorgan Chase will own all common securities of the Trust.

Guarantor:	JPMorgan Chase & Co.
Securities:	Fixed-to-Floating Rate Capital Securities, Series Z
Legal Format:	SEC Registered
Aggregate Liquidation Amount:	$1,600,000,000 (64 million Fixed-to-Floating Rate Capital Securities)
Liquidation Amount:	$25 per Capital Security
CUSIP/ISIN:	48124G104 / US48124G1040
Listing:	NYSE (expected)
Ratings:	Moody's Investors Service: Aa3 Standard & Poor's: A Fitch: A+
Settlement Date:	May 14, 2008 (T+5)
Scheduled Maturity Date:	May 15, 2048
Final Repayment Date:	May 15, 2078
Interest Payment Dates:	Quarterly on each February 15, May 15, August 15 and November 15, beginning on August 15, 2008
Interest Rate During Fixed Rate Period:	From, and including, the issue date to, but excluding, May 15, 2013 or their earlier redemption at a fixed rate equal to 8.00% per year.
Interest Rate During Floating Rate Period:	From, and including, May 15, 2013 to their repayment or earlier redemption at a floating rate, reset quarterly, equal to 3-month LIBOR plus 4.12%.
Day Count Convention:	With respect to the Fixed Rate Period, 30/360. With respect to the Floating Rate Period, Actual/360.
Redemption at Par:	In whole or in part on any interest payment date on or after May 15, 2013 or in whole but not in part any time after the occurrence of a tax event or capital treatment event.
Redemption for Rating Agency Event:	In whole but not in part at any time after the occurrence of a rating agency event, at the greater of par and their discounted present value at the treasury rate plus 50 basis points.
Deferral Provision:

The Trust will defer payments on the Fixed-to-Floating Rate Capital Securities for up to 10 years if JPMorgan Chase defers payments on the underlying junior subordinated debentures. Payments cannot be deferred beyond the maturity date of the junior subordinated debentures on May 15, 2078. Any deferred payments will accrue additional interest at the then applicable rate, compounded on each interest payment date.

Replacement Capital Covenant:	A replacement capital covenant will apply until May 15, 2058.
Public Offering Price:	$25.00
Gross Fees (Retail / Institutional):	3.15% / 2.00%
Underwriting Commissions:	$47,732,000
Overallotment Option	The underwriters may purchase up to 9,600,000 additional Fixed-to-Floating Rate Capital Securities within 30 days from the date of the prospectus supplement to cover over-allotments, if any.
Use of Proceeds:	General corporate purposes.
Sole Structuring Advisor and Bookrunner:	J.P. Morgan Securities Inc.
Senior Co-Managers:	Banc of America Securities LLC
Bear, Stearns & Co.
Junior Co-Managers:	BNP Paribas Securities Corp.
Fidelity Capital Markets Services, a division of National Financial Services LLC
HSBC Securities (USA) Inc.
Wells Fargo Investments LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

The Ratings referenced above are not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

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